Filed Pursuant to Rule 424(b)(7)
Registration No. 333-239828

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 13, 2020)

30,018,446 Shares

Series A Perpetual Convertible Preferred Shares

This prospectus supplement relates to the potential resale from time to time by the selling shareholders identified in this prospectus supplement of some or all of 30,018,446 shares of our Series A Perpetual Convertible Preferred Shares (Series A Preferred Stock or the securities). The registration of the securities covered by this prospectus supplement does not necessarily mean that any of the securities will be offered or sold by the selling shareholders.

We will receive no proceeds from any resale of the securities by the selling shareholders.

The selling shareholders identified in this prospectus supplement (which term as used herein includes their pledgees, donees, transferees, assignees or other successors in interest), may offer and sell the securities to or through one or more underwriters, brokers, dealers and agents, or directly to one or more purchasers, or through a combination of these methods of sale. If any underwriters, brokers, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus Supplement” for more information.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange (NYSE) under the symbol “ETRN.” The last reported sale price of our common stock on the NYSE on October 6, 2020 was $8.26 per share. Our Series A Preferred Stock is not listed on any securities exchange.

Neither the Securities and Exchange Commission (the SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2020.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described in the sections entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

Neither we, nor the selling shareholders, have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement and the accompanying prospectus incorporate by reference, and any free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement or the accompanying prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Equitrans Midstream Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires. When we refer to “you,” we mean the potential holders of the Series A Preferred Stock.

THE COMPANY

The Company is a corporation incorporated under the laws of the Commonwealth of Pennsylvania. The Company’s common stock is listed on the NYSE under the trading symbol “ETRN.” The Company is one of the largest natural gas gatherers in the United States and holds a significant transmission footprint in the Appalachian Basin. The Company filed amended and restated articles of incorporation with the Commonwealth of Pennsylvania on November 12, 2018 and a Statement with Respect to Shares of the Series A Preferred Stock (the Statement with Respect to Shares) with the Commonwealth of Pennsylvania on June 17, 2020.

The Company’s principal executive office and phone number are: 2200 Energy Drive, Canonsburg, Pennsylvania 15317, and (724) 271-7600.

ABOUT THIS OFFERING

This prospectus supplement relates to the potential resale from time to time of some or all of 30,018,446 shares of our Series A Preferred Stock by the selling shareholders named herein or their pledgees, donees, transferees, assignees or other successors in interest. The securities offered hereby consist of up to 30,018,446 shares of our Series A Preferred Stock. We are registering the securities pursuant to our obligations under that certain Registration Rights Agreement (the Registration Rights Agreement), dated as of June 17, 2020, by and among the Company and each of the purchasers named therein. Under the Registration Rights Agreement, the Company gave the selling shareholders certain rights to require the Company to file and maintain one or more registration statements with respect to the resale of the Series A Preferred Stock and the shares of common stock that are issuable upon conversion of the Series A Preferred Stock, and certain of the selling shareholders have the right to require the Company to initiate underwritten offerings for the Series A Preferred Stock and the shares of the Company’s common stock that are issuable upon conversion of the Series A Preferred Stock. In the future, we may amend or supplement this prospectus supplement or file a new prospectus supplement registering additional shares of Series A Preferred Stock for resale if required by the Registration Rights Agreement at that time.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus supplement, and all other information contained or incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the Exchange Act), and the risk factors and other information contained in any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the securities. For more information, see “Where You Can Find Additional Information; Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Disclosures in this prospectus supplement and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended (the Securities Act). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus supplement and the documents incorporated by reference herein include expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including:

•

guidance and any changes in such guidance regarding the Company’s gathering, transmission and storage and water services revenue and volume growth, including the anticipated effects associated with the Gas Gathering and Compression Agreement (the EQT Global GGA), dated as of February 26, 2020, by and between the Company and EQT Corporation (EQT) and related documents entered into with EQT;

•

projected revenue (including from firm reservation fees), deferred revenues, expenses and contract liabilities, and the effects on projected revenue, deferred revenue and contract liabilities associated with the EQT Global GGA and the Mountain Valley Pipeline (MVP) project;

•	the ultimate gathering fee relief provided to EQT under the EQT Global GGA and related agreements, including the exercise by EQT of any cash-out option as an alternative to receiving such relief;

•	the Company’s ability to de-lever;

•	the weighted average contract life of gathering, transmission and storage contracts;

•	infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water expansion projects);

•

the cost, capacity, shippers for, timing of regulatory approvals, final design (including expansions or extensions and capital related thereto), ability to contract additional capacity on and targeted in-service dates of current or in-service projects, in each case as applicable;

•	the ultimate terms, partners and structure of the Mountain Valley Pipeline, LLC joint venture and ownership interests therein;

•	expansion projects in the Company’s operating areas and in areas that would provide access to new markets;

•	the Company’s ability to provide produced water handling services and realize expansion opportunities and related capital avoidance;

•

the Company’s ability to identify and complete acquisitions and other strategic transactions, including joint ventures, effectively integrate transactions into the Company’s operations, and achieve synergies, system optionality and accretion associated with transactions, including through increased scale;

•

the Company’s ability to access commercial opportunities and new customers for its water services business, and the timing and final terms of any definitive water services agreement or agreements between EQT and the Company entered into pursuant to the terms of the letter agreement by and between EQT and the Company, dated as of February 26, 2020, pursuant to which EQT agreed to utilize the Company for the provision of water services in Pennsylvania under one or more water services agreements to be negotiated between the parties (the Water Services Letter Agreement);

•

any credit rating impacts associated with the MVP project, customer relationships and credit ratings changes, including EQT’s, and defaults, acquisitions, dispositions and financings and any changes in EQM Midstream Partners, LP’s (EQM) credit ratings;

•

the impact of a dispute with EQT (or resolution thereof) regarding the Hammerhead gathering agreement and/or ownership of the Hammerhead pipeline (or any other agreement or assets of the Company) on the Company’s business and results of operations;

•	the impact of such disputes (or resolution thereof) on the Company’s (and investors’ perception of the Company’s) commercial relationship with EQT;

•

any credit rating impacts associated with any potential dispute with EQT or other matters related to the Hammerhead gathering agreement, the Hammerhead pipeline or otherwise (including any resolution of any such dispute);

•	the effect and outcome of future litigation and other proceedings, including regulatory proceedings;

•	the ability of the Company’s contracts to survive a customer bankruptcy or restructuring;

•	the timing and amount of future issuances or repurchases of the Company’s securities;

•	effects of conversion, if at all, of the Series A Preferred Stock;

•	effects of seasonality;

•

expected cash flows and minimum volume commitments, including those associated with the EQT Global GGA and any definitive agreement or agreements between EQT and the Company related to the Water Services Letter Agreement, and the potential impacts thereon of the commission timing and cost of the MVP project;

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projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures;

•	dividend amounts, timing and rates, including the effect thereon of completion of the MVP project;

•

changes in commodity prices and the effect of commodity prices on the Company’s business, including decisions of the Company’s customers in respect of curtailing (or subsequently bringing back online) natural gas production, choke management, timing of turning wells in line, rig and completion activity and related impacts on the Company’s business;

•	liquidity and financing requirements, including sources and availability;

•	interest rates;

•	the ability of the Company’s subsidiaries (some of which are not wholly owned) to service debt under, and comply with the covenants contained in, their respective credit agreements;

•	expectations regarding production volumes in the Company’s areas of operations;

•	the Company’s ability to achieve the anticipated benefits associated with the execution of the EQT Global GGA, the Water Services Letter Agreement and related agreements;

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the impact on the Company and its subsidiaries of the coronavirus disease 2019 (COVID-19) pandemic, including, among other things, effects on demand for natural gas and the Company’s services, commodity prices and access to capital;

•	the effects of government regulation; and

•	tax status and position.

The forward-looking statements included in this prospectus supplement and the documents incorporated by reference herein involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on management’s current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as are updated by the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and as may be updated by any subsequent Quarterly Reports on Form 10-Q.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, unless required by securities law, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Series A Preferred Stock by the selling shareholders.

SELLING SHAREHOLDERS

We are registering the resale of up to 30,018,446 shares of Series A Preferred Stock covered by this prospectus supplement to allow the selling shareholders or their transferees, donees, pledges, assignees or other successors-in-interest to sell or otherwise dispose of, from time to time, such shares of Series A Preferred Stock. Subject to the satisfaction of certain requirements, each holder of the Series A Preferred Stock may elect to convert all or any portion of the Series A Preferred Stock owned by it into the Company’s common stock initially on a one-for-one basis, subject to certain anti-dilution adjustments and an adjustment for any dividends that have accrued but not been paid when due and partial period dividends, at any time (but not more often than once per fiscal quarter) after April 10, 2021 (or immediately prior to a liquidation, dissolution or winding up of the Company). We are registering the securities pursuant to our obligations under the Registration Rights Agreement.

The selling shareholders may from time to time offer and sell pursuant to this prospectus supplement any or all of the shares of our Series A Preferred Stock being registered. Because the selling shareholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Series A Preferred Stock covered by this prospectus supplement, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling shareholders, or the amount or percentage of shares of our Series A Preferred Stock that will be held by the selling shareholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume the sale of all shares of Series A Preferred Stock offered by the selling shareholders pursuant to this prospectus supplement.

The percentages of beneficial ownership prior to and following this offering set forth below are based on a total of 30,018,446 shares of Series A Preferred Stock outstanding as of October 6, 2020. Beneficial ownership is determined in accordance with the rules of the SEC.

	Prior to the Offering		Shares of Series A Preferred Stock Being Registered for Resale	After the Offering
Name of Beneficial Owner	Shares of Series A Preferred Stock Beneficially Owned	% of Class		Shares of Series A Preferred Stock Beneficially Owned	% of Class
BlackRock, Inc.(1)	7,719,392	25.7%	7,719,392	—	—
Centaurus Capital LP(2)	356,281	1.2%	356,281	—	—
GSO Equitable Holdings LP(3)	7,125,591	23.7%	7,125,591	—	—
KA Fund Advisors, LLC(4)	1,425,116	4.7%	1,425,116	—	—
MTP Energy Management LLC(5)	4,928,532	16.4%	4,928,532	—	—
Magnetar Financial LLC(5)	1,900,155	6.3%	1,900,155	—	—
NB Burlington Aggregator LP(6)	3,752,308	12.5%	3,752,308	—	—
Portcullis Partners, LP(7)	59,380	*	59,380	—	—
The Carlyle Group(8)	2,501,537	8.3%	2,501,537	—	—
Tortoise Direct Opportunities Fund II, LP(9)	250,154	*	250,154	—	—

*	Represents less than 1%.
(1)

Information provided to the Company by the selling shareholder on October 6, 2020. The registered holders of the shares of Series A Preferred Stock to be registered are the following funds, accounts or other entities under management by subsidiaries of BlackRock, Inc.: Investment Partners V (II), LLC and GEPIF III EQM Holdings, L.P. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members, have voting and investment power over the shares of Series A Preferred Stock held by the entities which are the registered holders of the referenced shares of Series A Preferred Stock. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares of Series A Preferred Stock held by such funds, accounts and other entities. The address of such funds, accounts or other entities, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, New York 10055, 1 Lafayette Place, Greenwich, Connecticut 06830, or 601 Union Street 56th Floor, Seattle, Washington 98101. Shares of Series A Preferred Stock shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(2)

Information provided to the Company by the selling shareholder on September 23, 2020. Centaurus Capital LP (Centaurus) directly holds 356,281 shares of Series A Preferred Stock. Centaurus Holdings, LLC is the general partner of Centaurus. Centaurus Holdings, LLC is controlled by its manager, John D. Arnold. The business address of Centaurus is c/o Centaurus Capital LP, 1717 West Loop South, Suite 1800, Houston, Texas 77027.

(3)

Information provided to the Company by the selling shareholder on September 23, 2020. GSO Equitable Holdings LP (the GSO Entity) directly holds 7,125,591 shares of Series A Preferred Stock. GSO Equitable Holdings Associates LLC is the general partner of the GSO Entity. GSO Holdings I L.L.C. is the managing member of GSO Equitable Holdings Associates LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of its direct holdings). The business address of the GSO Entity is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(4)

Information provided to the Company by the selling shareholder on October 2, 2020. KA Fund Advisors, LLC (KAFA) is investment advisor to Kayne Anderson Energy Infrastructure Fund, Inc. (KYN) and Kayne Anderson NextGen Energy & Infrastructure, Inc. (KMF). James C. Baker and J.C. Frey, in their position as portfolio managers, may be deemed to have voting and investment power with respect to the shares of Series A Preferred Stock owned by KYN and KMF. KAFA and Richard A. Kayne (as controlling owner of KAFA’s managing member, Kayne Anderson Capital Advisors, L.P.) have shared voting and dispositive power over the shares of Series A Preferred Stock held by KYN and KMF. The address for the foregoing persons is 811 Main Street, 14th Floor, Houston, Texas 77002.

(5)

Information provided to the Company by the selling shareholder on September 29, 2020. MTP Energy Management LLC (MTP Energy Management) serves as (a) managing member to MTP EOF II IP LLC, (b) investment advisor to MTP Energy Master Fund LLC, (c) manager to MTP Emerald Fund LLC and (d) investment adviser to MTP Energy Opportunities Fund II LLC. Magnetar Financial LLC (Magnetar Financial) serves as (a) manager to Series V, A Series of Astrum Partners LLC and Magnetar Constellation Fund V LLC, (b) investment advisor to BSOF QMODEM (M) 2 L.P., (c) investment manager to Magnetar Longhorn Fund LP and (d) general partner to Magnetar Structured Credit Fund, LP. Magnetar Financial is an SEC registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended, and serves as the sole member of MTP Energy Management. MTP Energy Management is a relying adviser of Magnetar Financial. Magnetar Capital Partners LP (or Magnetar Capital Partners) serves as the sole member of Magnetar Financial. Supernova Management LLC (or Supernova Management) is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Alec N. Litowitz. Each of Magnetar Financial, Magnetar Capital Partners, Supernova Management and Mr. Litowitz may be deemed the beneficial owner of the shares of Series A Preferred Stock shown above. The address of the principal business office of Magnetar Capital Partners is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(6)

Information provided to the Company by the selling shareholder on October 6, 2020. NB Burlington Aggregator LP (NB Burlington) directly holds 3,752,308 shares of Series A Preferred Stock. NB Aggregator GP LLC is the general partner of NB Burlington. NB Burlington is controlled by its manager, NB Alternatives Advisers LLC. David Lyon is a Managing Director and Authorized Signatory of NB

Alternatives Advisers LLC. The business address of NB Burlington is c/o David Lyon, 1290 Avenue of the Americas 43rd Floor, New York, New York 10104.
(7)

Information provided to the Company by the selling shareholder on October 5, 2020. Portcullis Partners, LP (Portcullis) directly holds 59,380 shares of Series A Preferred Stock. Portcullis G.P., LLC is the general partner of Portcullis. Portcullis G.P., LLC is controlled by its manager, Michael C. Morgan. The business address of Portcullis is c/o Portcullis Partners, LP, 11 Greenway Plaza, Suite 2000, Houston, Texas 77046.

(8)

Information provided to the Company by the selling shareholder on October 6, 2020. The Carlyle Group has the ultimate voting and dispositive power over the shares of Series A Preferred Stock as the ultimate parent entity of CEQM Holdings, L.L.C. The address for the Carlyle Group is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(9)

Information provided to the Company by the selling shareholder on October 2, 2020. Tortoise Capital Advisors, L.L.C. is investment advisor to Tortoise Direct Opportunities Fund II LP (TDOF II). Brian A. Kessens, James R. Mick, Matthew G.P. Sallee, Robert J. Thummel, and Stephen Pang, in their position as portfolio managers, may be deemed to have voting and investment power with respect to the shares of Series A Preferred Stock owned by TDOF II. Tortoise Capital Advisors, L.L.C. has sole voting and dispositive power over the shares of Series A Preferred Stock held by TDOF II. The address for the foregoing persons is 5100 W. 115th Place, Leawood, Kansas 66211.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, assignees or other successors in interest selling the securities received from a named selling shareholder after the date of this prospectus supplement (all of whom may be selling shareholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are traded, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

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block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in cases in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus supplement;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, swaps or other derivatives, whether or not the options or such instruments are listed on an exchange;

•	through the distribution of the securities by any selling shareholder to its partners, members, equity holders or creditors;

•

one or more underwritten offerings on a firm commitment or best efforts basis or other purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom they may act as agent;

•	pledges of the securities as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the securities;

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; or

•	any combination of the foregoing methods or by any other legally available means.

The selling shareholders may also transfer the securities by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

The selling shareholders may engage underwriters, brokers or dealers, and any underwriters, brokers or dealers may arrange for other underwriters, brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or in over-the-counter market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act, or in accordance with Section 4(1) of the Securities Act, rather than pursuant to this prospectus supplement, regardless of whether the securities are covered by this prospectus supplement.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been so pledged or hypothecated (or otherwise subject to a security interest) will, upon foreclosure in the event of default, be deemed to be selling shareholders. The plan of distribution for those selling shareholders’ securities will otherwise remain unchanged. The selling shareholders (or their pledgees, donees, transferees, assignees or other successors in interest) also may transfer and donate the securities in other circumstances in which case the pledgees, donees, transferees, assignees or other successors in interest thereof will be the selling shareholders for purposes of this prospectus supplement.

In addition, selling shareholders may, from time to time, sell the securities short, and, in those instances, this prospectus supplement may be delivered in connection with the short sales and the securities offered under this prospectus supplement may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an additional prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling shareholders may enter into options or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling shareholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling shareholders of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. In addition, we and the selling shareholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

The securities offered hereby were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act. We are registering the resale of the securities offered hereby pursuant to our obligations contained in the Registration Rights Agreement.

We will not receive any proceeds from sales of any securities by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

To the extent permitted by applicable law, this plan of distribution may be modified in an additional prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby. This offering will terminate on the date that all securities offered by this prospectus supplement have been sold by the selling shareholders.

LEGAL MATTERS

Certain matters of Pennsylvania law, including the validity of the Series A Preferred Stock offered hereby by the selling shareholders, have been passed upon for us by McGuireWoods LLP.

EXPERTS

The consolidated financial statements of Equitrans Midstream Corporation appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Equitrans Midstream Corporation’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mountain Valley Pipeline, LLC — Series A appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.equitransmidstream.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of the offered securities are filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2020.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 14, 2020 and August 4, 2020.

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Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February  3, 2020, February  27, 2020 (Film No.: 20658796), February  28, 2020, March  6, 2020, March  13, 2020, March  30, 2020, April  1, 2020, April  29, 2020, May  21, 2020, June  15, 2020, June  17, 2020, June  18, 2020 and September 29, 2020 (in each case, other than documents or information that is furnished and deemed not to have been filed as indicated therein).

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The description of our common stock contained in our registration statement on Form 10 (file no. 001-38629), filed with the SEC on August 10, 2018, including any amendments and reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement, but not delivered with the prospectus supplement, by writing or telephoning us at the following address:

Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, Pennsylvania 15317

Attn: Corporate Secretary

Telephone: (724) 271-7600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

PROSPECTUS

Equitrans Midstream Corporation

30,018,446 Shares of Series A Perpetual Convertible Preferred Shares Offered by the Selling Shareholders

30,018,446 Shares of Common Stock Issuable Upon Conversion of the Preferred Stock Offered by the Selling Shareholders

The selling shareholders to be identified in a prospectus supplement may offer and sell (i) up to 30,018,446 shares in the aggregate of our Series A Perpetual Convertible Preferred Shares (Series A Preferred Stock) and/or (ii) up to 30,018,446 shares in the aggregate of our common stock issuable upon conversion of the selling shareholders’ Series A Preferred Stock into common stock and any additional shares of common stock that we may issue from time to time upon conversion of the shares of Series A Preferred Stock into common stock pursuant to anti-dilution adjustments with respect to the Series A Preferred Stock (the underlying common stock, and, together with the Series A Preferred Stock, the offered securities), in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time the selling shareholders offer and sell securities, if necessary, such selling shareholders will provide a supplement to this prospectus that contains specific information about the offering, the selling shareholders and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and any applicable prospectus supplement before you invest in any of our securities.

The selling shareholders may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling shareholders, together or separately, may offer and sell the offered securities from time to time. We will not receive any proceeds from the sale of the offered securities by the selling shareholders, but we have agreed to pay certain registration expenses. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and, if necessary, the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “ETRN.” On July 9, 2020, the last reported sale price of our common stock on the New York Stock Exchange was $9.51 per share. Our Series A Preferred Stock is not listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended (the Securities Act), using a “shelf” registration process. By using a shelf registration statement, the selling shareholders to be named in a supplement to this prospectus may, from time to time, sell offered securities in one or more offerings as described in this prospectus. Each time that any such selling shareholder offers and sells securities, if necessary, the selling shareholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling shareholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “we,” “our,” “us” and the “Company” in this prospectus, we mean Equitrans Midstream Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable class or series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.equitransmidstream.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of the offered securities are filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2020.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020.

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Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 3, 2020, February  27, 2020 (Film No.: 20658796), February  28, 2020, March  6, 2020, March  13, 2020, March  30, 2020, April  1, 2020, April  29, 2020, May  21, 2020, June  15, 2020, June  17, 2020 and June 18, 2020, (in each case, other than documents or information that is furnished and deemed not to have been filed as indicated therein).

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The description of our common stock contained in our registration statement on Form 10 (file no. 001-38629), filed with the SEC on August 10, 2018, including any amendments and reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus, but not delivered with the prospectus, by writing or telephoning us at the following address:

Equitrans Midstream Corporation 2200 Energy Drive Canonsburg, Pennsylvania 15317 Attn: Corporate Secretary Telephone: (724) 271-7600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and does not contain all of the information that you should consider before buying any securities offered pursuant to this prospectus and any applicable prospectus supplement. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5 of this prospectus and all other information, including our consolidated financial statements and the related notes, that are included or incorporated by reference in this prospectus and any applicable prospectus supplement before you decide to purchase any securities offered pursuant to this prospectus and any applicable prospectus supplement.

About Equitrans Midstream Corporation

The Company is a corporation incorporated under the laws of the Commonwealth of Pennsylvania. The Company’s common stock is listed on the New York Stock Exchange (the NYSE) under the trading symbol “ETRN.” The Company is one of the largest natural gas gatherers in the United States and holds a significant transmission footprint in the Appalachian Basin. The Company filed an amended and restated certificate of incorporation with the Commonwealth of Pennsylvania on November 12, 2018 and a Statement with Respect to Shares of the Series A Preferred Stock (the Statement with Respect to Shares) with the Commonwealth of Pennsylvania on June 17, 2020.

Additional Information

The Company’s principal executive office and phone number are: 2200 Energy Drive, Canonsburg, Pennsylvania 15317, and (724) 271-7600.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of offered securities by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, the Company’s Amended and Restated Articles of Incorporation (the Company Articles), and the Statement with Respect to Shares, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

General

Under the Company Articles, the Company is authorized to issue 1,250,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock, no par value.

As of July 9, 2020, there were approximately 433,270,904 shares of common stock issued and outstanding and 30,018,446 shares of Series A Preferred Stock issued and outstanding.

The Company’s Common Stock

Voting Rights

Each share of the Company’s common stock is entitled to one vote on all matters requiring a vote of shareholders. Shareholders do not have cumulative voting rights in elections of directors. A director nominee will be elected to the Company’s board of directors (the Company Board) at a meeting of shareholders if the votes cast “for” such nominee exceed the votes cast “against” such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected will be elected.

Dividend Rights

Subject to the rights and preferences of the holders of any outstanding shares of preferred stock, including the Series A Preferred Stock, each share of the Company’s common stock is entitled to receive any dividends, in cash, securities or property, as the Company Board may declare. Pennsylvania law prohibits the payment of dividends and the repurchase of capital stock if the Company is insolvent or if the Company would become insolvent after the dividend or repurchase (unless, in the case of a repurchase, the purchase price is deferred such that the Company will not become insolvent when it is paid).

Liquidation and Other Rights

In the event of the liquidation, dissolution or winding up, either voluntarily or involuntarily, of the Company, subject to the rights and preferences of the holders of any outstanding shares of preferred stock, including the Series A Preferred Stock, holders of common stock will been titled to share pro rata in all of the Company’s remaining assets available for distribution.

Miscellaneous

The holders of the Company’s common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. Holders of fully paid shares of the Company’s common stock are not subject to any liability for further calls or assessments.

Description of Preferred Stock

General

Under Pennsylvania law and the Company Articles, the Company Board is authorized to issue additional shares of preferred stock from time to time in one or more series without shareholder approval.

Subject to limitations prescribed by Pennsylvania law, the Company Articles, the Statement with Respect to Shares and the Company’s Second Amended and Restated Bylaws (the Company Bylaws), the Company Board is able to determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

As of the date hereof, the Company Board has authorized and issued one series of preferred stock, consisting of 30,018,446 shares of Series A Preferred Stock.

Description of Series A Preferred Stock

The Series A Preferred Stock ranks pari passu with any other outstanding series of preferred stock of the Company and senior to the Company’s common stock with respect to dividend rights and rights upon liquidation. The Series A Preferred Stock vote on an as-converted basis with the Company’s common stock and have certain other class voting rights with respect to any amendment to the Certificate of Designations relating to the Series A Preferred Stock attached to the Statement with Respect to Shares (the Certificate of Designations) or the Company Articles that would be adverse (other than in a de minimis manner) to any of the rights, preferences or privileges of the Series A Preferred Stock.

Dividends

The holders of the Series A Preferred Stock receive cumulative quarterly dividends at a rate per annum of 9.75% for each quarter ending on or before March 31, 2024, and thereafter quarterly dividends at a rate per annum equal to the sum of (a) three-month LIBOR as of the LIBOR Determination Date (as defined in the Certificate of Designations) in respect of the applicable quarter and (b) 8.15%; provided that such rate per annum in respect of periods after March 31, 2024 will not be less than 10.50%. The Company is not entitled to pay any dividends on any junior securities, including on the Company’s common stock, prior to paying the quarterly dividends payable to the Series A Preferred Stock, including any previously accrued and unpaid dividends.

Conversion

Each holder of the Series A Preferred Stock may elect to convert all or any portion of the Series A Preferred Stock owned by it into the Company’s common stock initially on a one-for-one basis, subject to certain anti-dilution adjustments and an adjustment for any dividends that have accrued but not been paid when due and partial period dividends (referred to as the conversion rate), at any time (but not more often than once per fiscal quarter) after April 10, 2021 (or immediately prior to a liquidation, dissolution or winding up of the Company), provided that any conversion involves an aggregate number of shares of Series A Preferred Stock of at least $20.0 million (calculated based on the closing price of the Company’s common stock on the trading day preceding notice of the conversion) or such lesser amount if such conversion relates to all of a holder’s remaining shares of Series A Preferred Stock or if such conversion is approved by the Company Board.

So long as the holders of the Series A Preferred Stock have not elected to convert all of their Series A Preferred Stock into the Company’s common stock, the Company may elect to convert all of the outstanding shares of Series A Preferred Stock into shares of the Company’s common stock, at the then-applicable conversion rate, at any time after April 10, 2021 if (a) the shares of the Company’s common stock are listed for, or admitted to, trading on a national securities exchange, (b) the closing price per share of the Company’s common stock on the national securities exchange on which the shares of the Company’s common stock are listed for, or admitted to, trading exceeds $27.99 for the 20 consecutive trading days immediately preceding notice of the conversion, (c) the average daily trading volume of the shares of the Company’s common stock on the national securities exchange on which the shares of the Company’s common stock are listed for, or admitted to, trading exceeds 1,000,000 shares (subject to certain adjustments) of the Company’s common stock for the 20 consecutive trading days immediately preceding notice of the conversion, (d) the Company has an effective registration statement on file with the SEC covering resales of the shares of the Company’s common stock to be received by such holders upon any such conversion and (e) the Company has paid all prior accumulated and unpaid dividends in cash in full to the holders.

Change of Control

Upon certain events involving a Change of Control (as defined in the Certificate of Designations) in which more than 90% of the consideration payable to the Company, or to the holders of the Company’s common stock is payable in cash, the Series A Preferred Stock will automatically convert into the Company’s common stock at a conversion ratio equal to the greater of (i) the quotient of (a) the sum of (x) the Issue Price (as defined the Certificate of Designations) plus (y) any accrued and unpaid dividends as of such date, including any partial period dividends, with respect to the Series A Preferred Stock, divided by (b) the Issue Price and (ii) the quotient of (a) the sum of (x) (1) the Issue Price multiplied by (2) 110% plus (y) any accrued and unpaid dividends on such date, including any partial period dividends with respect to the Series A Preferred Stock, divided by (b) the volume weighted average price of the shares of the Company’s common stock for the 30-day period ending immediately prior to the execution of definitive documentation relating to the Change of Control.

In connection with other Change of Control events that do not satisfy the 90% cash consideration threshold described above, in addition to certain other conditions, each holder of Series A Preferred Stock may elect to (a) convert all, but not less than all, of its Series A Preferred Stock into the Company’s common stock at the then-applicable conversion rate, (b) if the Company is not the surviving entity (or if the Company is the surviving entity, but the Company’s common stock will cease to be listed), require the Company to use commercially reasonable efforts to cause the surviving entity in any such transaction to deliver, in exchange for such holder’s shares of Series A Preferred Stock, a substantially equivalent security that has rights, preferences and privileges substantially equivalent to the Series A Preferred Stock (or if the Company is unable to cause such substantially equivalent securities to be issued, to exercise the option described in clause (a) or (d) hereof or elect to convert such Series A Preferred Stock at a conversion ratio reflecting a multiple of invested capital), (c) if the Company is the surviving entity, continue to hold the Series A Preferred Stock or (d) require the Company to redeem the Series A Preferred Stock at a price per share equal to 101% of the Issue Price, plus accrued and unpaid dividends, including any partial period dividends, on the applicable Series A Preferred Stock as of such date, which redemption price may be payable in cash, the Company’s common stock or a combination thereof at the election of the Company (and, if payable in the Company’s common stock, such shares of the Company’s common stock will be issued at 95% of the volume weighted average price of the Company’s common stock for the 20-day period ending on the fifth trading day immediately preceding the consummation of the Change of Control). Any holder of Series A Preferred Stock that requires the Company to redeem its Series A Preferred Stock pursuant to clause (d) above will have the right to withdraw such election with respect to all, but not less than all, of its Series A Preferred Stock at any time prior to the fifth trading day immediately preceding the consummation of the Change of Control and instead elect to be treated in accordance with any of clauses (a), (b) or (c) above.

Optional Redemption

At any time on or after January 1, 2024, the Company will have the right, subject to applicable law, to redeem the Series A Preferred Stock, in whole or in part, by paying cash for each Series A Preferred Stock to be redeemed in an amount equal to the greater of (a) the sum of (i)(1) the Issue Price multiplied by (2) 110%, plus (ii) any accrued and unpaid dividends, including partial period dividends, with respect to the Series A Preferred Stock as of such date and (b) the amount the holder of such Series A Preferred Stock would receive if such holder had converted such Series A Preferred Stock into shares of the Company’s common stock at the then-applicable conversion ratio and the Company liquidated immediately thereafter.

Registration Rights Agreement

Pursuant to the terms of that certain Registration Rights Agreement, dated as of June 17, 2020, by and among the Company and the selling shareholders (the Registration Rights Agreement), the Company gave the selling shareholders certain rights to require the Company to file and maintain one or more registration statements with respect to the resale of the Series A Preferred Stock and the shares of common stock that are issuable upon conversion of the Series A Preferred Stock, and certain of the selling shareholders have the right to require the Company to initiate underwritten offerings for the Series A Preferred Stock and the shares of the Company’s common stock that are issuable upon conversion of the Series A Preferred Stock.

Anti-Takeover Effect of the Company’s Governing Documents and Pennsylvania Business Corporation Law

The Company Articles and the Company Bylaws contain a number of provisions relating to corporate governance and to the rights of the Company shareholders. Certain of these provisions may have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of the Company. In addition, certain provisions of Pennsylvania law may have a similar effect.

Required Vote for Amendment of the Company Articles and the Company Bylaws

Subject to the voting rights given to any particular series of preferred stock by the Company Board, if any, pursuant to the Company Articles, and except as may be specifically provided to the contrary in any other provision in the Company Articles with respect to amendment or repeal of such provision, the Company Articles cannot be amended and no provision may be repealed by the Company shareholders without the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, voting together as a single class, unless such action has been previously approved by two-thirds of the Company’s whole board of directors, in which event (unless otherwise expressly provided in the Company Articles) the Company Articles may be amended and any provision repealed by such shareholder approval as may be specified by law.

The Company Board may make, amend and repeal the Company Bylaws with respect to those matters which are not, by statute, reserved exclusively to the Company shareholders, subject to the power of the Company shareholders to change such action. No bylaw may be made, amended or repealed by the Company shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by two-thirds of the Company’s whole board of directors, in which event (unless otherwise expressly provided in the Company Articles or the Company Bylaws) the Company Bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

Preferred Stock

The purpose of authorizing the Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the Company’s outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of the Company’s common stock.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law

The Company is subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law (the PBCL), which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against the Company, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

Under Section 2524 of the PBCL, shareholders of the Company cannot act by partial written consent except if permitted under the Company Articles. The Company Articles do not permit shareholder action by partial written consent except with respect to amending the number of votes required to elect a nominee for director to the Company Board.

Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between the Company and an “interested shareholder” (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving the Company or one of the Company’s subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by the members of the Company Board independent from the interested shareholder or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the interested shareholder owns 80% or more of the Company. This voting requirement is in addition to any other voting requirement under the PBCL, the Company Articles or the Company Bylaws.

Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of the Company’s shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding.

Under Subchapter 25F of the PBCL, the Company may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other business combination transactions with a person who becomes the beneficial owner of shares representing 20% or more of the voting power in an election of the Company’s directors unless: (1) the business combination or the acquisition of the 20% interest is approved by the Company Board prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of the Company’s outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

The Company has opted out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H of the PBCL (which would have required a person or group to disgorge to the Company any profits received from a sale of the Company’s equity securities under certain circumstances).

Advance Notice Requirements

The Company Bylaws require the Company shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at the Company’s annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at the Company’s annual meeting must be in writing and received by the Company’s Corporate Secretary at its principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year’s annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the Company’s Corporate Secretary must set forth information about the nominee and any person or entity on whose behalf the nomination is made and be accompanied by an executed written representation and agreement that includes an original irrevocable conditional resignation in the event that such nominee, in an uncontested election, receives more votes “against” than “for” election.

The Company Bylaws provide that the Company shall include in its proxy materials for an annual meeting of shareholders the name, together with the Required Information (as defined in the Company Bylaws), of any person properly nominated for election to the Company Board by a shareholder or group of shareholders that satisfy the requirements of the Company Bylaws, including qualifying as an Eligible Shareholder (as defined in the Company Bylaws) if such Eligible Shareholder, among other things, provides advance notice to the Company in which the Eligible Shareholder expressly elects to have its nominee included in the proxy materials. The notice must be delivered to the principal executive offices of the Company at least 120, but not more than 150, days prior to the anniversary of the date that the prior year’s proxy materials for the annual meeting of shareholders were mailed. As more fully described in the Company Bylaws, the number of shareholder nominees included in the Company’s proxy materials may be the greater of (i) two and (ii) the largest whole number that does not exceed 20% of the number of directors in office on the last day on which the advance notice may be delivered. Shareholders will not be Eligible Shareholders able to take advantage of this provision of the Company Bylaws until the Company’s annual meeting of shareholders in 2022, which is three years after the date of the Company’s separation from its former parent company.

Special Meetings of Shareholders

The Company Bylaws provide that a special meeting of shareholders may be called by the Company Board or chief executive officer. The Company shareholders do not have a right to call a special meeting under the Company Bylaws or under the PBCL.

Special Treatment for Specified Groups of Nonconsenting Shareholders

Additionally, the PBCL permits an amendment of a corporation’s articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters’ rights.

Exercise of Director Powers Generally

Section 1715 of the PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the PBCL. The Company does not currently have a “poison pill.”

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless the applicable court otherwise determines.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such individual in connection therewith.

Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under Pennsylvania law.

The Company Articles provide that a director shall, to the maximum extent permitted by Pennsylvania law, have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director unless such director has breached or failed to perform the duties of his or her office under Chapter 17, Subchapter B of the PBCL (or any successor statute relating to directors’ standard of care and justifiable reliance), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Company Bylaws provide for indemnification for current and former directors and officers serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Company Bylaws also permit the advancement of expenses and expressly authorize the Company to carry directors’ and officers’ insurance to protect itself and its directors and officers against certain liabilities. The Company Bylaws also provide for indemnification of employees and agents of the Company under certain circumstances.

The limitation of liability and indemnification provisions in the Company Articles and the Company Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any shareholder, to seek nonmonetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of the Company directors or officers for which indemnification is sought.

Exclusive Forum

The Company Bylaws provide that, unless the Company otherwise determines, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania, Allegheny County, is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company shareholders, any action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the PBCL or the Company Articles or the Company Bylaws or any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine. The choice of forum provision set forth in the Company Bylaws does not apply to any actions arising under the Securities Act or the Exchange Act.

Authorized but Unissued Shares

Subject to applicable law and stock exchange rules, the Company’s authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exchange Listing

The Company’s common stock is listed on the NYSE under the ticker symbol ETRN. The Series A Preferred Stock is not listed on any securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company, LLC:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Phone: 800-937-5449

E-mail: Info@astfinancial.com

Website: www.astfinancial.com

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be; we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an event of default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the selling shareholders nor any agent of ours or of the selling shareholders has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the selling shareholders nor any agent of ours or of the selling shareholders will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by certain of our shareholders, who we refer to in this prospectus as the “selling shareholders,” of (i) up to 30,018,446 shares in the aggregate of Series A Preferred Stock and (ii) up to 30,018,446 shares in the aggregate of our common stock that are issuable upon conversion of our Series A Preferred Stock and any additional shares of common stock that we may issue from time to time upon conversion of the shares of Series A Preferred Stock into common stock pursuant to anti-dilution adjustments with respect to the Series A Preferred Stock. The selling shareholders originally acquired the Series A Preferred Stock, which may be converted into the shares of our common stock included in this prospectus, pursuant to that certain Preferred Restructuring Agreement, dated as of February 26, 2020, by and among the Company, EQM Midstream Partners, LP (EQM), and the selling shareholders in an issuance exempt from registration under Section 4(a)(2) of the Securities Act in connection with the merger of a wholly owned subsidiary of the Company with and into EQM on June 17, 2020. In connection with the issuance and pursuant to the terms of the Registration Rights Agreement, we agreed to file this registration statement.

Information about the selling shareholders, where applicable, including their identities, the amount of shares of offered securities owned by each selling shareholder prior to the offering, the number of shares of offered securities to be offered by each selling shareholder and the amount of offered securities to be owned by each selling shareholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling shareholders may not sell any shares of offered securities pursuant to this prospectus until we have identified such selling shareholders and the shares being offered for resale by such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their shares of offered securities pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

The selling shareholders may sell the offered securities from time to time:

•	through underwriters, brokers or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The selling shareholders may sell the offered securities from time to time in one or more types of transactions (which may include block transactions) on the NYSE or other exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the offered securities, through short sales of offered securities or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers, which may act as principals or agents.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement, to the extent required.

LEGAL MATTERS

Certain matters of Pennsylvania law, including the validity of the common stock and Series A Preferred Stock offered hereby by the selling shareholders, will be passed upon for us by McGuireWoods LLP. Additional legal matters may be passed upon for us, the selling shareholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Equitrans Midstream Corporation appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Equitrans Midstream Corporation’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mountain Valley Pipeline, LLC—Series A appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

30,018,446 Shares

Series A Perpetual Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

October 7, 2020